Exhibit 6.6

                                  NEXMED, INC.
                         NON-QUALIFIED STOCK OPTION PLAN

                                    ARTICLE I

                                     Purpose

The purpose of the NexMed, Inc., Non-Qualified Stock Option Plan, adopted effective as of October 25, 1996, is to encourage executives, directors and others selected for participation in the Plan to continue their association with the Company by providing them with incentives designed to enable them to acquire a proprietary interest in the Company. The availability and offering of stock options to such personnel is believed to strengthen the ability of the Company to attract and retain individuals with outstanding qualifications and experience.

                                   ARTICLE II

                                   Definitions

The following capitalized terms used in the Plan shall have the respective meanings set forth in this Article:

2.1   Board: The Board of Directors of NexMed, Inc..

2.2 Code: The Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

2.3 Committee: The Compensation Committee of the Board; provided, however, the Compensation Committee shall not take any action under this Plan unless it is at all times composed solely of not less than three "Non-Employee Directors" within the meaning of Rule 16b-3, as promulgated under the Securities Exchange Act of 1934, as amended. In the event the Compensation Committee is unable to act, the Board shall take any and all actions required or permitted to be taken by the Committee under this Plan.

2.4   Common Stock: The common stock, par value $.001, of NexMed, Inc.

2.5 Company: NexMed, Inc. and any Subsidiary that elects to participate with the consent of the Board.

2.6 Disability: Disability within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.
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2.7   Eligible Participant: An executive, director or consultant selected by the
      Committee to participate in the Plan.

2.8 Fair Market Value: Fair Market Value shall mean with respect to a share of Common Stock the average closing price per share of Common Stock for the ten (10) consecutive trading days ending two (2) trading days prior to the date of determination. The closing price for each day shall be as reported in the Wall Street Journal, or, if not reported therein, as reported in another newspaper of national circulation chosen by the Board, or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, on the New York Stock Exchange Composite Tape, or if the Common Stock is not then listed or admitted to trading on the New York Stock Exchange, on the largest principal national securities exchange, or if the Common Stock is not so listed or admitted to trading, then the average of the last reported sales prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or, if on any day such stock is not quoted on NASDAQ, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization.

2.9 Option: A stock option granted under the Plan that does not qualify as an "incentive stock option" under Section 422 of the Code.

2.10 Option Price: The purchase price of a share of Common Stock under an Option.

2.11 Optionee: An Eligible Participant who has been granted one or more Options under this Plan.

2.12 Plan: The NexMed, Inc. Non-Qualified Stock Option Stock Plan, as from time to time amended.

2.13 Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code.

2.14 Termination Date: A date fixed by the Committee but not later than the day following the tenth anniversary of the date on which the Option is granted.

                                   ARTICLE III

                                 Administration

3.1 Except as otherwise provided in the Plan, the Committee shall make all grants hereunder, administer the Plan, construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to its administration, including the delegation of administrative responsibilities, which it believes reasonable and proper; provided, however, that all Options granted hereunder shall be approved in


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      advance by the Committee, and if the Committee is unable to act, then all such Option grants made hereunder shall be approved in advance by the Board.

3.2 The Committee shall consist of not less than three members of the Board. The members of the Committee shall serve at the pleasure of the Board, which shall have the power, at any time and from time to time, to remove members from the Committee or to add members thereto. Vacancies on the Committee, however caused, shall be filled by the Board.

3.3 Any decision made, or action taken, by the Committee in connection with the interpretation and administration of the Plan shall be final and conclusive.

                                   ARTICLE IV

                           Shares Subject to the Plan

4.1 The total number of shares of Common Stock available for grants of Options under the Plan shall be 100,000 subject to adjustment in accordance with
      Article VIII of the Plan. These shares may be either authorized but unissued or reacquired shares of Common Stock. If an Option or portion thereof shall expire or terminate for any reason without having been exercised in full, the unpurchased shares covered by such Option shall be available for future grants of Options.

                                    ARTICLE V

                        Eligibility and Grant of Options

5.1   Options may only be granted to Eligible Participants.

5.2 The Committee may, from time to time select one or more executives, directors or consultants to participate in the Plan. A person so selected shall become an "Eligible Participant". The Committee may grant Options to Eligible Participants at such time and in such amounts as the Committee may determine in its discretion, subject to any maximum limitation the Board of Directors may institute with respect to the aggregate amount of shares of Common Stock that may be subject to Options held by such Optionee or Optionees, either individually or together as a group, under the Plan.

                                   ARTICLE VI

                                Terms of Options

6.1 Option Agreements: All Options shall be evidenced by written agreements executed by the Company and the Optionee. Such Options shall be subject to the applicable provisions of the Plan, and shall contain such provisions as are required by the Plan and


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      any other provisions the Committee may prescribe. All agreements evidencing Options shall specify the total number of shares subject to each grant, the Option Price and the Termination Date.

6.2 Option Price: The Option Price shall be determined by the Committee and may be less than the Fair Market Value of a share of Common Stock on the date the Option is granted.

6.3 Period of Exercise: Unless the Committee provides otherwise in an Optionee's written agreement, Options shall be exercisable at any time after the date of the Option grant provided such grant has been approved in advance by the Committee (or the Board, as applicable). However, no Option or portion thereof shall be exercisable after the Termination Date.

6.4 Manner of Exercise and Payment: An option, or portion thereof, shall be exercised by delivery of a written notice of exercise to the Company and payment of the full price of the shares being purchased pursuant to the Option. An Optionee may exercise an Option with respect to less than the full number of shares for which the Option may then be exercised, but an Optionee must exercise the Option in full shares of Common Stock. The price of Common Stock purchased pursuant to an Option, or portion thereof, may be paid:

            (a) in United States dollars in cash or by check, bank draft or money order payable to the order of the Company;

            (b) through the delivery of shares of Common Stock with an aggregate Fair Market Value on the date of exercise equal to the Option Price, if so specified in the relevant Option agreement; or

            (c) by any combination of the above methods of payment. The Committee shall determine acceptable methods for tendering Common Stock as payment upon exercise of an Option and may impose such limitations and prohibitions on the use of Common Stock to exercise an Option as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid certain accounting consequences which may result from the use of Common Stock as payment upon exercise of an Option.

6.5 Withholding Tax Requirements: It shall be a condition of the exercise of any Option that the Optionee exercising the Option make appropriate payment or other provision acceptable to the Company with respect to any withholding tax requirement arising from such exercise. The amount of withholding tax required, if any, with respect to any Option exercise (the "Withholding Amount") shall be determined by the Treasurer or other appropriate officer of the Company, and the Optionee shall furnish such information and


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      make such representations as such officer requires to make such determination. If the Company determines that withholding tax is required with respect to any Option exercise, the Company shall notify the Optionee of the Withholding Amount, and the Optionee shall pay to the Company an amount not less than the Withholding Amount.

6.6 Nontransferability of Options: Each Option shall, during the Optionee's lifetime, be exercisable only by the Optionee, and neither it nor any right hereunder shall be transferable otherwise than by will or the laws of descent and distribution or be subject to attachment, execution or other similar process. In the event of any attempt by the Optionee to alienate, assign, pledge, hypothecate or otherwise dispose of an Option or of any right hereunder, except as provided for herein, or in the event of any levy or any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Optionee and the Option shall thereupon become null and void.

6.7 Termination of the Optionee's Services: If an Optionee's service on the Board or for the Company as applicable, shall cease for any reason, each Option held by the Optionee shall remain exercisable until the earlier of:

            i.    the Option's Termination Date;

            ii. the date the Optionee's service terminates due to death or Disability, or such later date not more than one year after the death or Disability of the Optionee as the Committee, in its discretion, may provide in the Optionee's written grant agreement; or

            iii. the first anniversary of the date of the cessation of the Optionee's service; and thereafter, all such Options shall terminate together with all rights hereunder, to the extent not previously exercised.

                                   ARTICLE VII

                                   Adjustments

7.1   If (a) the Company shall at any time be involved in a transaction to which
      Section 424(a) of the Code is applicable; (b) the Company shall declare a dividend payable in, or shall subdivide or combine, its Common Stock; or
      (c) any other event shall occur which in the judgment of the Board necessitates action by way of adjusting the terms of the outstanding Options, the Board shall take any such action, including price adjustment, as in its judgment shall be necessary to preserve the Optionee's rights substantially proportionate to the rights existing prior to such event, and to the extent that such action shall include an increase or decrease in the number of shares of Common Stock subject to outstanding Options, the number of shares available under Article IV above shall be increased or decreased, as the case may be, proportionately. The judgment of the


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      Committee with respect to any matter referred to in this Article shall be conclusive and binding upon each Optionee.

                                  ARTICLE VIII

                        Amendment and Termination of Plan

8.1 The Board may at any time, or from time to time, suspend or terminate the Plan in whole or in part, or amend it in such respects as the Board may deem appropriate.

8.2 No amendment, suspension or termination of this Plan shall, without the Optionee's consent, alter or impair any of the rights or obligations under any Option theretofore granted to an Optionee under the Plan.

8.3 The Board may amend this Plan, subject to the limitations cited above, in such manner as it deems necessary to permit the granting of Options meeting the requirements of future amendments or issued regulations, if any, to the Code and to Rule 16b-3, promulgated under the Securities Exchange Act of 1934, as amended.

                                   ARTICLE IX

                        Government and Other Regulations

9.1 The obligation of the Company to issue, or transfer and deliver shares for Options exercised under the Plan shall be subject to all applicable laws, regulations, rules, orders and approvals which shall then be in effect and required by governmental entities and any stock exchanges on which Common Stock is traded.

9.2 In addition to, and without limiting, the Company's rights under the preceding paragraph, the Committee any postpone any exercise of an Option for such time as the Committee in its discretion may deem necessary in order to permit the Company with reasonable diligence (i) to effect or maintain the listing of the Common Stock on the New York Stock Exchange or to effect or maintain registration under the Securities Act of 1933, as amended ("Securities Act"), of the Plan or the shares issuable upon the exercise of the Option; (ii) to determine that such shares and Plan are exempt from registration; or (iii) to comply with any applicable laws, regulations, rules, orders or approval requirements then in effect and required by governmental entities or any stock exchange on which the Common Stock is traded. Any such postponement shall not extend the term of an Option, and neither the Company or its directors or officers shall have any obligation or liability to any Optionee or Optionee's successor with respect to any shares subject to an Option that lapse unexercised because of such postponement.

9.3 All Common Stock issued pursuant to the terms of this Plan shall constitute "restricted securities," as that term is defined in Rule 144 promulgated pursuant to the Securities


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      Act, and may not be transferred except in compliance with the registration requirements of the Securities Act or an exemption therefrom.

9.4 Certificates for shares of Common Stock, when issued, may have substantially the following legend, or statements of other applicable restrictions, endorsed thereon, and may not be immediately transferable:

                  THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT
            BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE SATISFACTORY TO THE ISSUER (WHICH, IN THE DISCRETION OF THE ISSUER, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE LAWS.

      This legend shall not be required for shares of Common Stock issued pursuant to an effective registration statement under the Securities Act and in accordance with applicable state securities laws.

                                    ARTICLE X

                            Miscellaneous Provisions

10.1 Plan Does Not Confer Stockholder Rights: Neither the Optionee nor any person entitled to exercise the Optionee's rights in the event of the Optionee's death shall have any rights as a stockholder with respect to the shares subject to each Option, except to the extent that, and until, such shares shall have been issued upon the exercise of each Option.

10.2 Plan Expenses: Any expenses of administering this Plan shall be borne by the Company.

10.3 Use of Exercise Proceeds: Payments received from Optionees upon the exercise of Options shall be used for the general corporate purposes of the Company, except that any Common Stock received in payment may be retired, or retained in the Company's treasury and reissued.


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                                   ARTICLE XI

                        Approval of Plan; Effective Date

11.1 The Plan shall become effective as of October 25, 1996, following adoption by the Board of Directors of NexMed, Inc. Options may not be granted under the Plan after October 25, 2006.

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